As filed with the Securities and Exchange Commission on
                                September 10, 2003
                       Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER

                           THE SECURITIES ACT OF 1933

                            ROANOKE TECHNOLOGY CORP.
               (Exact name of issuer as specified in its charter)

                                     Florida
                         (State or other jurisdiction of
                         incorporation or organization)

                                   22-3558993
                      (I.R.S. Employer Identification No.)

             539 Becker Drive, Roanoke Rapids, North Carolina        27870
               (Address of Principal Executive Offices)            (Zip Code)

                      Consulting Shares Issued For Services
                            (Full title of the Plan)

                            David L. Smith, Jr., CEO
                            Roanoke Technology Corp.
                                539 Becker Drive
                      Roanoke Rapids, North Carolina 27870
                     (Name and address of agent for service)

                                 (252) 537-9222

                                   copies to:

                              Anslow & Jaclin, LLP
                             4400 Route 9, 2nd Floor
                               Freehold, NJ 07728
                                 (732) 409-1212

Approximate date of commencement of proposed sale to the public: Upon the effective date of this Registration Statement.

CALCULATION OF REGISTRATION FEE

                                                  Proposed
Title of                     Maximum              maximum             Proposed
securities                   Amount               Offering            aggregate        Amount of
to be                        to be                price per           offerin          registration
registered                   registered           share(1)(2)         price            fee (1)
----------                   ----------           -----------         -----            -------
Common Stock                 14,000,000 (3)       $.004               $56,000          $5.15
$.001 par value

(1) The fee with respect to these shares has been calculated pursuant to rules 457(h) and 457(c) under the Securities Act of 1933 and based upon the average of the last price per share of our common stock on September 10, 2003, a date within five (5) days prior to the date of filing of this registration statement, as reported by the OTC Electronic Bulletin Board.

(2) Estimated solely for the purpose of calculating the registration fee.

(3) Represents the maximum amount of shares that may be issued under the consulting agreement with Barry Clark.

(5) This registration statement shall also cover any additional shares of common stock which become issuable pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant's outstanding shares of common stock.

Documents Incorporated by Reference       X Yes             No

PART II

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference in this registration statement and made a part hereof:

(a) Our Form 10-SB for Current Reports (and all amendments thereto) and all Exhibits thereto filed pursuant to Section 12(g) of the Exchange Act of 1934, as amended (the "1934 Act") (File No. 000-26175);

(b) Our Annual Report on Form 10-K for the year ended October 31, 2002 and filed pursuant to Section 15(d) of the 1934 Act.

(c) Our Quarterly Report on Form 10-Q for the quarters ended April 30, 2003 and January 31, 2003 filed pursuant to Section 15(d) of the 1934 Act.

(d) All other documents filed by us after the date of this registration statement under Section 13(a), 13(c), 14 and 15(d) of the 1934 Act, after the date hereof and prior to the filing of a post-effective amendment to the registration statement which indicates that all securities offered have been sold or which de-registers all securities then remaining in the registration statement and to be part thereof from the date of filing of such documents.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interest of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Our certificate of incorporation and by-laws provide that we shall indemnify to the fullest extent permitted by Florida law any person whom we may indemnify thereunder, including our directors, officers, employees and agents. Such indemnification (other than as ordered by a court) shall be made by us only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct i.e., such person acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest. Advances for such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors, or by independent legal counsel or by the stockholders. In addition, our Certificate of Incorporation provides for the elimination, to the extent permitted by Florida law, of personal liability of our directors and our stockholders for monetary damages for breach of fiduciary duty as directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "1933 Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Number  Description

4.1  Agreement between Agreement between Barry Clark and us dated
     September 9, 2003.

5.1  Consent and Opinion of Anslow & Jaclin, LLP.

23.1 Consent of Gately & Associates, LLC

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by this paragraph is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the 1934 Act; and, where interim financial information required to be presented by
Item 310(b) of Registration S-B is not set forth in the prospectus, to deliver, or cause to be delivered, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(6) To deliver or cause to be delivered with the prospectus to each employee to whom the prospectus is sent or given, a copy of the Registrant's annual report to stockholders for its last fiscal year, unless such employee otherwise has received a copy of such report, in which case the registration shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on written request of the employee. If the last fiscal year of the Registrant has ended within 120 days prior to the use of the prospectus, the annual report of the Registrant for the preceding fiscal year may be so delivered, but within such 120-day period the annual report for the last fiscal year will be furnished to each such employee.

(7) To transmit or cause to be transmitted to all employees participating in the Plans who do not otherwise receive such material as stockholders of the Registrant, at the time and in the manner such material is sent to its stockholders, copies of all reports, proxy statements and other communications distributed to its stockholders generally.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of Roanoke Rapids, State of North Carolina, on September 10, 2003.

                                 ROANOKE TECHNOLOGY CORP.

                                 BY: /s/ David L. Smith, Jr.
                                 ---------------------------
                                         David L. Smith, Jr.
                                         Chairman, Chief Executive Officer
                                         and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signatures                                                    Date

/s/ David L. Smith                                           September 10, 2003
-------------------------------------------------------
David L. Smith, Jr.
Chairman, Chief Executive Officer and Chief Financial Officer